EuroGas Enters Agreement to Purchase TEI Open Pit Mine

Acquires Additional 40% Interest in Tombstone Sandwich Gold, Silver and
Base Metals Mining Property in Southeast Arizona, to Increase Stake to 100%

Company Enters Negotiations to Farm Out Interest in Tombstone,
TEI Open Pit Mine

New York, NY-- April 23, 2009--.EuroGas, Inc. (Other OTC: EUGS; Frankfurt Stock Exchange: EUG.F; XETRA: EUG.DE; Hamburg Stock Exchange: EUG.H; and, Stuttgart Stock Exchange; EUG.SG) today announced that it had entered into an agreement to purchase a strategically important parcel of mining claims, comprising approximately 485 acres (approximately 196 hectares) collectively known as the TEI Open Pit Mine (TEI) for a series of cash payments totaling approximately $ 1,540,000.

Situated in the heart of the historic Tombstone Mining District in southeast Arizona, TEI has a long history as a producing gold and silver mine, having been in production as recently as 1985, when low metals prices and a dispute between the mine’s partners led to its closure. According to TEI’s former project director, who still lives in Tombstone, from 1980 until 1985, between 700 and 800 pounds per week of dore bullion, averaging 92% silver and 2% gold, were produced and sent to the Engelhard Refinery in California. At today’s metals prices that would fetch $238,896 per week, or more than $12.4 million per year, (92% X 8,400 = 7,728 ounces of silver @ $12/oz. = $92,736; 2% X 8,400 = 168 ounces of gold @ $870/oz. = $146,160).

The former TEI project director reports that at a depth of 200 feet below the working pit, assays returned values of as high as 200 ounces of silver per ton and 0.03 ounces of gold. A test hole was drilled to a total of approximately 1100 feet, with ore found all the way. EuroGas intends to immediately prepare a plan to reopen the mine as quickly as possible.

In addition, EuroGas announced that it is acquiring an additional 40% working interest in 56 mining claims (approximately 2,000 acres or 809 hectares) known as The Tombstone Sandwich Property, a gold, silver and base metals property which is also located in the historic Tombstone Mining District, from Rio Plata Exploration and Mining Co., a closely held company. This agreement, in conjunction with a previously announced agreement to purchase a 60% interest in the property, will increase EuroGas’ holdings in the Tombstone Sandwich Property to a 100% working interest.

The entire 100% working interest will be acquired by the issuance of 20 million restricted EuroGas common shares and cash payments already paid in the amount of $ 250.000.

Separately, EuroGas announced that it has entered into negotiations with a U.S. public company to farm out up to 40% of the Tombstone Sandwich property and the TEI Open Pit Mine property. The discussions to date would call for EuroGas’ prospective partner to fund all of the cash payments required for these properties in exchange for a 40% working interest while EuroGas would maintain a controlling 60% interest as operator.

“The acquisition of these properties was made possible by the recent international financial crisis, which has severely curtailed mining exploration and lowered mining property values,” said Wolfgang Rauball, President and CEO, EuroGas. “Following the adage, ‘Be fearful when others are greedy and greedy when others are fearful’, EuroGas opted to quickly acquire these strategic properties which we believe hold substantial potential. “

Mr. Rauball added, “EuroGas management believes that recent measures to address the worldwide financial and economic crises will inevitably lead to higher metals prices and a corresponding appreciation in mining properties. Moreover, we are negotiating a farm out agreement whereby another company will fund the acquisition and exploration expenses for these properties, while still maintaining a controlling 60% interest. “

About EuroGas, Inc.

EuroGas is a publicly traded oil and gas company with assets in Ukraine and Poland, as well as talc mining interests in the Slovak Republic and mining properties in Arizona. The company's common stock trades on the Frankfurt and Hamburg Stock Exchanges and Xetra in Germany under the symbol EUG and on the Other OTC (Pink Sheets) in the United States under the symbol EUGS. Further information about EuroGas can be found at www.eurogasinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by their use of the forward-looking words "anticipate," "estimate," "project," "likely," "believe," "intend," "expect," or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering the forward-looking statements made in this press release, you should keep in mind the risks noted and other cautionary statements throughout this press release. You should also keep in mind that all forward-looking statements are based on management's existing beliefs about present and future events outside of management's control and on assumptions that may prove to be incorrect. If one or more risks identified in this press release or other filing materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intend

For further information, please contact:

Wolfgang Rauball
President & CEO, EuroGas, Inc
Telephone: (212) 618-1274